Exhibit 99.7
Trinity Industries, Inc.
Earnings Release Conference Call – Q4 2018
Comments of Paul E. Mauer
President, TrinityRail Products
February 21, 2019
Thank you, Brian, and good morning everyone!
I am pleased to provide an update this morning on the Rail Products Group, which now consists of Trinity Rail Products (new rail car manufacturing), TrinityRail Maintenance Services, Trinity Heads and Trinity Parts.
TrinityRail Products delivered slightly more than 20,000 railcars during 2018, an increase of approximately 9% over 2017. As demand for different railcars shifted and accelerated early in 2018, we implemented initiatives in the 3rd quarter to rebalance our production lines with the goal of enhancing our margins in the 4th quarter. As the 4th quarter progressed, we continued to optimize our production lines, generating operating leverage. The result of this activity was a 32% increase in deliveries and a 57% improvement in margin performance during the fourth quarter.
We expect 2019 to be another growth year, a 22% increase year over year in our total railcar deliveries at the mid-point of our guidance. Our railcar backlog at the beginning of 2019 totaled 30,875 railcars with a value of $3.6 billion dollars, an increase of 69% over the backlog at the beginning of 2018. We expect to deliver just shy of 65% of the backlog in 2019. This implies 80% of our production plan is already sold based on the midpoint of the delivery guidance range. This level of backlog visibility provides an opportunity to more effectively manage our production schedules and create operating leverage with incremental orders.
We are projecting an increase in revenues during 2019 of between 35% and 40% as compared to 2018. We expect operating profit to increase between 72% and 75% for the same time period. This represents an increase of approximately $850 million dollars in revenue and approximately $125 million dollars in operating profit at the midpoint of our range.
TrinityRail Products works alongside Eric and his commercial services team to support their sales efforts. This collaboration helps us effectively position our production lines to earn higher margins on railcar deliveries and lengthen our production runs to generate better efficiencies that ultimately improve our returns.
The Rail Products Group, in collaboration with the Leasing Group, benefits from engaging with customers throughout the railcar lifecycle. These interactions contribute value to product design and development and lead to additional opportunities for new products and other product-related services that span the entire lifecycle of the railcar asset. I am pleased to say that our product development team has 4 new products included in the 2019 operating plan contributing over $250 million dollars in revenue.
TrinityRail Products is in the middle of additional rebalancing designed to enhance production during 2019. We are investing more than $30 million dollars to improve the flexibility of our production footprint and support our expected growth. As a result of the rebalancing, deliveries will decrease slightly in the first quarter as compared with the fourth quarter of 2018, albeit at slightly better margins. The deliveries will increase as we move through the year. We expect that increased efficiencies resulting from the rebalancing, combined with delivery of higher-margin railcars, will contribute to the expected improvements in our operating margin.
During 2018, TrinityRail Maintenance Services made tremendous strides in improving efficiencies within existing facilities to enhance financial performance and lower repair shop turn-times, which we believe to be best-in-class within the railcar industry. Today our maintenance service business handles roughly one-third of the leasing company’s maintenance and compliance needs. This includes all tank car modifications for our fleet. Our goal for this business is to increase our current capacity to perform maintenance and compliance requirements in the near term, on one-half of our owned and managed lease railcar portfolio. We have a team of people evaluating opportunities for investments that will prepare this business for further scale later in 2019 and beyond. By bringing more of this work in-house, TrinityRail expects to lower its over-all maintenance costs and positively influence the customer experience.
The Rail Products business segment brings value to the integrated platform and to our customers by delivering premier products through our design, manufacturing, modifications, and maintenance businesses. The TrinityRail integrated platform is built to deliver and the business is well-positioned to execute against our 2019 operating plan.
I will now turn it over to James for his remarks.